EXHIBIT 99.2

May 2013	10868 189th Street Council Bluffs, IA 51503 Phone: 712-366-0392 Fax: 712-366-0394

Members and Friends:

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Safety- We continue to focus on working safely; as of May 9, 2013 we have had over 1292 days without a lost time accident. We did have a minor recordable injury during our April Shutdown. Effective March 1, 2013 SIRE became a Non-Smoking plant. This step took good planning and communication. We see this as an important safety step, as well as a wellness initiative. SIRE also received three awards for safety, two from two different railroads and one from the National Safety Council.

Financials- Monday, May 13, 2013 we announced our financial results for quarter ending March 31, 2013, filed our Form 10-Q with our financial results for the second quarter, as well as filed a summary press release. You can access the Form 10-Q report and the press release on our website www.sireethanol.com . Click on the Investor Relations Tab and select “SIRE’s SEC forms are available for viewing on the SEC's website- View”.  Our reports, prepared quarterly and annually, although lengthy, do contain additional and interesting statistical information. The press release related to our most recent filing can also be accessed from the Newsletter Tab and select Press Releases, May 2013.

Operations- We produced 25.219 million gallons of denatured ethanol for the second fiscal quarter of 2013. Our yield for this period was 2.83 gallons of ethanol per bushel.
This past month included our April Annual Plant shutdown. During these three days we accomplished several repairs, including replacing the CO2 Scrubber with structured packing, adding new syrup lines to the Energy Center, and replaced the Ferm Fill Header. During Shutdown we had over 80 contractors on site and accomplished our goals with no injuries.
During this quarter the Maintenance Department replaced the baskets and media in the Regenerative Thermal Oxidizer (RTO), installed a regen valve, replaced a 900 ft. belt on a conveyor, changed out a corn oil line, and installed new transitions to the hammermills. These were special projects in addition to their daily preventive maintenance and usual repairs.
Operations continues to work on the final implementation of our Advanced Process Control system (APC). All operators are up-to-date on the required testing and performance for each of the process areas: Cook, Distillation & Evaporation, and Energy Center. Several individuals have also completed the Board Operation test and observation period. Our goal is to ensure we have well trained and knowledgeable Production Operators.
Our Lab Department completed several required regulatory quarterly reports, and Brett Schulte, Lab Manager, completed the 30-Hour Basic Training for Water Treatment Class.
Logistics has seen an increase in corn deliveries and distillers grains sales as our production has increased. We have continued to add corn coverage thorough the end of the old crop season. Logistics employees continue to keep current on their required training by completing Annual Rail Safety Training; they also completed Fork Lift and Rolling Stock Training. The Material Handlers will be working on at least 2 unit trains a month at these production rates. SIRE received an award from CSX Railroad for no leaks or rail incidents for 2012 and Norfolk Southern presented SIRE with their 2012 Thoroughbred Chemical Safety Award; both are significant

SIRE Newsletter – Volume VII Issue 2
This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words, “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.
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accomplishments, and the third year in a row SIRE has achieved this accomplishment. We give credit to all the hard work from everyone who ensures ethanol load-out is done safely and correctly.
SIRE also received The National Safety Council’s Award for no lost time injuries or illnesses in 2012. This award was received by Dan Velasquez, Safety Director and Dan Wych, Plant Manager. In March, staff watched a video “Miracle on the Hudson, Prepare for Safety” a compelling presentation by Capt. Chesley Sullenberger, on the planning and training that was key in preparing for landing US Airways Flight 1549 safely on the Hudson. Key leadership members also attended a National Safety Council breakfast presentation on “Threat Assessment Training.” This presentation was a review of various at risk areas for attacks or violence in a business or industrial settings, and discussed plans to respond.  The Safety Director, Dan Velasquez, participated in the Iowa Renewable Fuels Association quarterly meeting with Joe Mullen, IOSH  Public Service Executive/Project Manager presenting. This is a helpful meeting where current trends in the ethanol industry, and at- risk incidents in Iowa, are shared and discussed.
SIRE hosted the Ethanol Plant Manager Conference in April. The Plant Coordinator gave a presentation SIRE’s Mechanical Integrity Program. The Plant Manager and Plant Coordination continue to refine and improve standard operating procedures for the entire plant.

Greg Miller, Shift Manager, left for two weeks for a volunteer project in Mozambique, Africa, on April 20th and returned on May 5th. This project is a joint venture with ICM, Inc., Novozymes, and CleanStar Energy. Greg taught area natives how to create ethanol/alcohol from the cassava root. This product then will be sold as a clean burning cooking fuel. This will benefit the families by eliminating the need to burn carbon based products for cooking fuel and will be a self sustaining project also. We are looking forward to Greg’s return and to hear about his unique experiences.

Human Resources and Training-
We held our Annual Meeting on March 15, 2013 at the Treynor Community Center. We had about 75 individuals attend. If you were unable to make the meeting, the presentations for that day are posted on our website. We hope you will plan to join us next year.
The office has continued with implementation of cross training and MapCon. The Grain Accounting staff participated in a bookkeeping training provided by Bunge. These opportunities help improve our processes and communication with Bunge.
Managers completed staff evaluations this quarter.
The Iowa Economic Development Authority staff training grant continues to provide us with an excellent opportunity for additional staff training; many of these classes are listed in this newsletter.

Markets- If you need or want to speak with a Merchandiser, you can contact the Bunge Merchandizing team directly at the following numbers; Kristan Barta,  712-366-8830 for corn, DDGS and Wet distillers; Dustin Ploeger, 712-366-8462, and Channing Barts, 712-366-8478 can help you with corn sales and distillers grain purchases.  You can also reach them by calling our office 712-366-0392 and asking for a merchandizer. Remember to sign up for text or email messaging for the daily bid sheet and changes to delivery/pick-up hours.

General Manager Notes-
Our Annual Shut Down was in April. We were able to accomplish the repairs and upgrades we planned in three days. When we finished, we returned to full production, producing approximately 350,000 gl/day.
We applied for, and just received our Distilled Spirits Permit (DSP) from the Tobacco Tax and Trade Bureau (TTB). This will give us an opportunity to sell undenatured product if an opportunity arises. Undenatured product is what is sold to the European Union (EU) market.

SIRE Newsletter – Volume VII Issue 2
This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words, “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.
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We signed an agreement for co-location of a CO2 plant in April. This plant will locate on our facility grounds, but with separate entrances and scales. They will be marketing the product to the local food and beverage industry. Construction will begin this summer and production is anticipated early 2014.
This summer we will look at additional grain storage options, and also at loading systems for alternative starch products which we can use to produce ethanol; for example, off spec food starches, sugars, wheat or other grain starches.
As always, please feel free to contact me at (712) 352-5002 should you have any questions.

Thank you for your support
Brian Cahill, General Manager/CEO

Sign up to receive our Newsletter by email on the SIRE website, www.sireethanol.com

SIRE Newsletter – Volume VII Issue 2
This newsletter contains forward-looking statements.  We undertake no responsibility to update any forward-looking statement.  When used, the words, “believe,” “expect,” “will,” “can,” “estimate,” “anticipate” and similar expressions are intended to identify forward-looking statements.  Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings.
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